Exhibit 99.1

Westmoreland Reports
Second Quarter 2007 Results

Colorado Springs, CO — August 9, 2007 — Westmoreland Coal Company (AMEX:WLB) reported today its second quarter 2007 financial results:
Quarter Highlights
•	Revenues were $126.4 million for the quarter, approximately 34% higher than revenues of $94.6 million for the same period in fiscal 2006. $10.1 million of the revenue growth came in the coal segment which had a 6% increase in tonnage and a 5% increase in pricing. $21.6 million of the revenue growth came in the power segment and was reflective of the consolidation of ROVA operational results which were reported under the equity method (which only reported net earnings) in the same quarter of 2006.
•	A restructuring plan was launched during the quarter which resulted in a charge of $2.3 million in the second quarter of 2007.
•	Net loss was $12.4 million for second quarter 2007 compared to net loss of $3.8 million for second quarter 2006. The increase in net loss in 2007 versus 2006 is reflective of the restructuring charge, a $1.5 million long-term incentive plan charge attributable to our stock price performance and a $7.8 million reduction in operating income in the coal segment primarily driven by increased operating costs, a lease accrual expense and administrative costs.
     Keith E. Alessi, interim President and interim CEO, commented: “The second quarter marked the beginning of several important initiatives for the Company. We are assessing all aspects of our operations and have begun cost reduction efforts in order to reduce our administrative and overall cost structure. The quarter reflected the first charges related to these efforts. We are also moving quickly to standardize policies, procedures and practices company-wide which should further support efficient operations and streamline performance measurement and financial reporting functions.”
     “We remain highly focused on cash flow and liquidity. As noted in our financial statements, cash provided by operating activities for the first six months of 2007 was $44.5 million versus $6.3 million in the same period of 2006. The majority of this increase reflects the consolidation of the ROVA operation into our financial statements and the associated deferral of $14.4 million in revenue attributable to the accounting for long-term power sales agreements. Our investment in ROVA was accounted for under the equity method in the first two quarters of 2006 prior to our acquisition of our partner’s interest effective July 1, 2006.”
     “Shareholders of the Company will vote on the previously announced rights offering at the Company’s annual meeting on August 16, 2007. If approved and successfully completed, the offering should provide the liquidity and capital needed to operate and grow our business.”

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Coal Segment
     Our coal segment includes the production and sale of coal from our Montana, North Dakota and Texas surface mines.
     The following table shows comparative coal revenues, sales volumes, cost of sales and operating income and percentage changes between the periods:

	Quarter ended June 30,
	2007	2006	Change
Volumes — millions of equivalent coal tons	7.0	6.6	6%

Revenues — thousands	$101,758	$91,618	11%

Cost of sales — thousands	$86,294	$72,351	19%

Operating income — thousands	$237	$8,013	(97)%
     In second quarter 2007, our coal production was up approximately 6% to 7.0 million tons, compared to second quarter 2006. Coal revenues increased by approximately $10.1 million during the same period. The increase in tons sold combined with a 5% overall increase in pricing accounted for the increase in coal revenues.
     Our coal segment’s cost of sales in the second quarter of 2007 increased by approximately $13.9 million from the second quarter of 2006. This increase was primarily driven by a $10.5 million increase in operating costs at mines.
     Additionally, the coal segment’s depreciation, depletion, and amortization expense in the second quarter of 2007 increased by approximately $1.3 million from the second quarter of 2006. This increase resulted from increased depletion expenses and asset additions. The segment’s selling and administrative expenses in the second quarter of 2007 increased by $2.4 million from the second quarter of 2006. This increase was primarily the result of increases in professional fees and information technology costs.
     Coal segment operating income was $0.2 million in 2007 compared to $8.0 million in 2006.
Power Segment
     The power segment includes the ownership of interests in cogeneration and other non-regulated independent power plants, our power operations and maintenance business and business development expenses. Power segment operating income was $3.1 million in the second quarter 2007 compared to $1.8 million in the second quarter 2006. Our energy revenues and costs of sales were $24.6 million and $16.5 million, respectively, during the second quarter 2007.
     In connection with the ROVA acquisition, we changed our method of recognizing revenue under ROVA’s long-term power sales agreements effective July 1, 2006. For the second quarter 2007, revenue billed under these agreements totaling $7.0 million was deferred to future periods. We also began consolidation of ROVA’s results of operations effective July 1, 2006. Previously the ROVA results were reported using the equity method. The equity method reported only earnings (calculated net of interest expense and interest income).

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     The power segment’s financial performance is presented in the following table (in thousands):

	Three months ended June 30,
	2007	2006
50% share of ROVA earnings shown as equity in earnings	$—	$2,980
Ft. Lupton equity earnings	47	23

Total equity earnings	47	3,003

Energy revenue (1)	24,581	—
Costs and expenses:
Cost of sales — energy	(16,520)	—
Depreciation, depletion, & amortization	(2,424)	(57)
Selling and administrative	(2,498)	(1,176)
Restructuring charges	(82)	—
Gain on sales of assets	2	—

Power segment revenue less costs & expenses	3,059	(1,233)

Independent power segment operating income	3,106	1,770

Other income (expense):
Interest expense	(3,646)	—
Interest income	705	—
Other income	—	547

Income before income taxes	$165	$2,317

(1)	The Company recorded $7.0 million in deferred revenue in second quarter 2007 related to capacity payments billed at ROVA.
Restructuring
     During the second quarter of 2007, the Company initiated a restructuring plan in order to reduce the overall cost structure of the Company. This decision was based on our analysis of our internal operations, our future customer commitments, our current and potential markets, and our financial projections for profitability. During the second quarter of 2007, we recorded a restructuring charge of $2.3 million which included $2.2 million of termination benefits and outplacement costs and $0.1 million of lease costs related to the consolidation of corporate office space. We expect these charges to be paid out over the next year. We also expect additional restructuring charges during the remainder of 2007 as the Company continues the execution of its restructuring plan.
Heritage
     During the second quarter of 2007 heritage costs decreased by $0.8 million from the second quarter of 2006 due primarily to a decrease in our retiree health costs resulting from favorable trends in our postretirement medical benefit projections and an increased discount rate.
Interest
     Interest expense was $6.3 million for the second quarter of 2007 compared to $2.8 million in the second quarter of 2006. $3.6 million of this increase was due to debt associated with ROVA. Interest income increased by $1.0 million in the second quarter of 2007. $0.7 million of the increase was associated with ROVA interest income.
     Net loss applicable to common shareholders was $12.4 million ($1.37 per diluted common share) for the quarter ended June 30, 2007 compared to $3.8 million ($0.44 per diluted common share) for the quarter ended June 30, 2006.

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Cash Flow From Operations
     Cash provided by operating activities was $44.5 million for the first six months of 2007 compared to $6.3 million for the first six months of 2006. The increase in non-cash charges to income, which includes depreciation, amortization, stock compensation, gain on sale of assets and minority interest, in the first six months of 2007 increased cash provided by operating activities by $16.3 million. The majority of this increase related to depreciation resulting from the consolidation of ROVA. $14.4 million of revenue deferred under ROVA’s long-term sales agreements also contributed to the increase in cash provided by operations.
     Changes in working capital increased cash provided by operating activities in the first six months of 2007 by $16.8 million compared to an increase of less than $0.1 million in the first six months of 2006. The increase related primarily to $5.6 million of cash received from the black lung trust fund in 2007, $3.1 million of lease expense accrued, and favorable changes in accounts receivable, and other assets and liabilities.
Safety
     Our mines experienced six lost-time accidents in the second quarter of 2007 versus two in the same quarter of 2006.
Other Developments
Jewett Mine Contract
     Our Jewett Mine currently supplies lignite to the Limestone Station, owned by NRG Texas (“NRGT”), under a long-term agreement that has been amended and supplemented a number of times over the past eight years. The contract provided a market price mechanism under which NRGT could seek alternative sources of coal. This mechanism provided a price for 2008 coal which we found to be unacceptably low and, as a result, we effectively terminated the agreement freeing NRGT from any future obligations to purchase coal from us.
     As discussed in our Form 10-Q, we are in negotiations with NRGT regarding a new long-term contract; however there can be no assurance that we will be able to negotiate an agreement with NRGT.
Intent to Sell Power Operations and Maintenance Business
     We have entered into a non-binding letter of intent dated June 22, 2007 to sell the operation and maintenance contracts for four power plants owned by Dominion Resources and certain fixed assets of Westmoreland Technical Services. In addition, the letter of intent contemplates that the buyer will provide contract operation and maintenance services at the Company’s 100% owned ROVA power facility in North Carolina. The transaction is subject to customary due diligence, documentation, approvals and consents, including consents from Dominion Resources and the ROVA project lenders. Closing is anticipated to occur in August 2007. We believe that this proposed transaction will allow us to focus on our core coal business and leverage our core competencies.
Liquidity
     In May of 2007, the Company decided to undertake a rights offering of common stock to its existing shareholders in order to provide additional liquidity for working capital, to support our growth and development strategy, to redeem our Series A Preferred Stock, and for general corporate purposes. The Company expects to seek gross proceeds of $85 million before expenses, plus an amount required to retire any remaining outstanding preferred shares. As part of this process, on May 2, 2007, the Company entered into a previously announced Standby Purchase Agreement with

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an investor (which was subsequently amended on July 3, 2007 to add an additional standby purchaser). This agreement serves as a “backstop” to the contemplated rights offering and allows for the purchase of additional shares of common stock by the standby purchasers. The standby purchase agreement is subject to several conditions including shareholder approval (which the Company plans to seek at a meeting of stockholders on August 16, 2007), no material adverse change in the Company’s financial condition, no trading suspensions in the Company’s common stock, and no other major adverse developments in the financial markets.
Additional Information
     Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended June 30, 2007 for additional information.
About Westmoreland
     Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.
Safe Harbor Statement
     Throughout this news release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the Company’s ability to raise additional equity capital through a rights offering; the material weakness in the Company’s internal controls over financial reporting identified in our 2006 Form 10-K, the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing or ability to refinance its bridge loan; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income

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tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth in our 2006 Form 10-K and our Form 10-Q for the quarter ended June 30, 2007; the Company’s ability to raise additional capital, as discussed under Liquidity and Capital Resources; and the other factors discussed in Note 19 of the Form 10-Q for the quarter ended June 30, 2007. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.
# # #
Contact: Diane Jones (719) 442-2600

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Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Revenues:
Coal	$101,758	$91,618	$204,838	$186,252
Energy	24,581	—	49,189	—
Independent power projects — equity in earnings	47	3,003	183	7,461

	126,386	94,621	254,210	193,713

Cost and expenses:
Cost of sales — coal	86,294	72,351	169,344	146,216
Cost of sales — energy	16,520	—	30,828	—
Depreciation, depletion and amortization	9,622	5,913	18,507	11,833
Selling and administrative	13,444	9,854	26,424	19,280
Restructuring charges	2,278	—	2,278	—
Heritage health benefit expenses	6,244	7,076	6,709	14,100
Loss (gain) on sales of assets	29	70	(5,837)	(4,946)

	134,431	95,264	248,253	186,483

Operating income (loss)	(8,045)	(643)	5,957	7,230

Other income (expense):
Interest expense	(6,273)	(2,810)	(12,818)	(5,464)
Interest income	2,090	1,080	4,493	2,213
Minority interest	183	(726)	(405)	(1,209)
Other income	23	452	147	649

	(3,977)	(2,004)	(8,583)	(3,811)

Income (loss) before income taxes	(12,022)	(2,647)	(2,626)	3,419
Income tax expense	70	243	252	520

Net income (loss)	(12,092)	(2,890)	(2,878)	2,899
Less preferred stock dividend requirements	340	388	680	824
Less premium on exchange of preferred stock for common stock	—	549	—	549

Net income (loss) applicable to common shareholders	$(12,432)	$(3,827)	$(3,558)	$1,526

Net income (loss) per share applicable to common shareholders:
Basic	$(1.37)	$(0.44)	$(0.39)	$0.18
Diluted	$(1.37)	$(0.44)	$(0.39)	$0.17

Weighted average number of common shares outstanding :
Basic	9,092	8,629	9,066	8,530
Diluted	9,341	9,145	9,310	9,041

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Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Six months ended
	June 30,
	2007	2006
	(In thousands)
Cash Flow
Net cash provided by operating activities	$44,540	$6,263
Net cash used in investing activities	$(3,606)	$(19,819)
Net cash provided by (used in) financing activities	$(27,832)	$35,523

Production and Sales
Coal — tons (millions)	14.5	14.0

	June 30,	December 31,
	2007	2006
	(In thousands)
Balance Sheet Data
Total assets	$764,043	$761,382
Total debt	$287,809	$306,007
Shareholder’s deficit	$(121,238)	$(126,185)
Common shares outstanding	9,120	9,014

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